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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 5

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                             The TJX Companies, Inc.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                Delaware                                         04-2207613
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(STATE OF INCORPORATION OR ORGANIZATION)                        (IRS EMPLOYER
                                                             IDENTIFICATION NO.)

              770 Cochituate Road, Framingham, Massachusetts 01701
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               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                             NAME OF EACH EXCHANGE ON WHICH EACH
TITLE OF EACH CLASS TO BE SO REGISTERED           CLASS IS TO BE REGISTERED
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     Common Stock, par value $1.00                 New York Stock Exchange


     If this form relates to the               If this form relates to the
     registration of a class of                registration of a class of
     securities pursuant to Section            securities pursuant to Section
     12(b) of the Exchange Act and is          12(g) of the Exchange Act and is
     effective pursuant to General             effective pursuant to General
     Instruction A.(c), check the              Instruction A.(d), please check
     following box.  [ ]                       the following box.  [ ]

SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
                                       N/A
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                                 (If applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
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                                (TITLE OF CLASS)



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         The undersigned Registrant hereby amends the following items of its
Registration Statement on Form 8-A with respect to Common Stock, par value $1.00 per share, originally dated September 24, 1965, to read in their entireties as set forth below.

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The following summary description of the Company's capital stock is qualified in its entirety by reference to the Restated Certificate of Incorporation of the Company, as amended (the "Certificate"), and the By-Laws of the Company (the "By-Laws"), copies of which are exhibits to this form and are hereby incorporated by referenced herein.

Authorized Capital Stock

         The Company's authorized capital stock consists of 1,205,000,000 shares of capital stock, of which 1,200,000,000 shares are common stock, $1.00 par value per share (the "Common Stock"), and 5 million shares are preferred stock, $1.00 par value per share (the "Preferred Stock"). The Certificate authorizes the issuance of shares of Preferred Stock from time to time in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate, without stockholder approval, with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are set forth in resolutions adopted by the Company's Board of Directors. Thus, without stockholder approval, the Company could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of the Common Stock and other series of Preferred Stock. No shares of Preferred Stock were outstanding on August 1, 1999.

Common Stock

         Subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of such funds legally available for declaration of dividends. Holders of Common Stock are entitled to one vote per share on every question submitted to them at a meeting of stockholders or otherwise. In the event of a liquidation, dissolution or winding up and distribution of the assets of the Company, after paying or setting aside for the holders of Preferred Stock the full preferential amounts to which they are entitled, if any, and subject to the rights of any series of Preferred Stock to participate pro rata with the Common Stock with respect to distributions, the holders of Common Stock will be entitled to receive pro rata all remaining assets of the Company available for distribution to stockholders. There are no pre-emptive rights for holders of Common Stock. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Shares of Common Stock are not convertible into shares of any other class of capital stock of the Company.



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Certain Charter and By-Law Provisions

         The Certificate and By-Laws contain various provisions that may impede the acquisition of control of the Company by means of a tender offer, proxy fight or other means. Such provisions include a classified Board of Directors, restrictions on the ability of stockholders to remove directors, fill vacancies or call a stockholder meeting, and restrictions on stockholder proposals and amendment of certain charter and by-law provisions.

         The Certificate further provides that no director of the company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 of the Delaware General Corporation Law specifies conditions under which directors of Delaware corporations may be liable for unlawful payment of dividends or unlawful stock purchases or redemptions.

Section 203 of the Delaware General Corporation Law

         As a Delaware corporation the Company is subject to the provisions of
Section 203 of the General Corporation Law of the State of Delaware. Section 203 generally provides that if a person or group acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") without prior board approval, such interested stockholder may not, for a period of three years, engage in a wide range of business combination transactions with the corporation. However, this restriction does not apply to a person who becomes an interested stockholder in a transaction resulting in the interested stockholder owning at least 85% of the corporation's voting stock (excluding from the outstanding shares, shares held by officer-directors or pursuant to employee stock plans without confidential tender offer decisions), or to a business combination approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. In addition, Section 203 does not apply to certain business combinations proposed subsequent to the public announcement of specified business combination transactions which are not opposed by the board of directors.

ITEM 2.           EXHIBITS.

         99.1. Fourth Restated Certificate of Incorporation, filed September 9, 1999, is filed herewith.

         99.2.    The by-laws of the Company, as amended, are filed herewith.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   THE TJX COMPANIES, INC.



Date: September 9, 1999            By: /s/ Donald G. Campbell
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                                       Name: Donald G. Campbell
                                       Title: Executive Vice President - Finance



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